                                                                  Exhibit 99.1





















Nordstrom Profit Sharing and
401(k) Plan

Financial Statements for the
Years Ended December 31, 2002 and 2001, and
Supplemental Schedule as of
December 31, 2002, and
Independent Auditors' Report

NORDSTROM PROFIT SHARING AND 401(k) PLAN

TABLE OF CONTENTS
------------------------------------------------------------------------------

                                                                          Page

INDEPENDENT AUDITORS' REPORT                                               1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 2002 AND 2001:

  Statements of Net Assets Available for Benefits                          2

  Statement of Changes in Net Assets Available for Benefits                3

  Notes to Financial Statements                                           4-8

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2002:

  Schedule of Assets Held for Investment Purposes                          9

INDEPENDENT AUDITORS' REPORT

Administrative Committee
Nordstrom Profit Sharing and 401(k) Plan
Seattle, Washington

We have audited the accompanying statements of net assets available for benefits of the Nordstrom Profit Sharing and 401(k) Plan (the "Plan") as of December 31, 2002 and 2001, and the related statement of changes in net assets available for benefits for the year ended December 31, 2002. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2002 and 2001, and the changes in net assets available for benefits for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes as of December 31, 2002, is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. Such supplemental schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.


/s/ Deloitte & Touche LLP
-------------------------
June 18, 2003

NORDSTROM PROFIT SHARING AND 401(k) PLAN

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2002 AND 2001
------------------------------------------------------------------------------

                                                      2002             2001
ASSETS:
 Investments - at fair value                     $873,928,643     $939,992,266
 Employer contributions receivable                 35,162,130       35,338,976
 Accrued interest and dividends receivable             65,587           41,383
 Other assets                                       1,977,337        1,983,290
                                                 ------------     ------------
    Total assets                                  911,133,697      977,355,915

LIABILITIES - Trustee and administrative fees
 payable                                              503,765          234,003
                                                 ------------     ------------

NET ASSETS AVAILABLE FOR BENEFITS                $910,629,932     $977,121,912
                                                 ============     ============

See notes to financial statements.

NORDSTROM PROFIT SHARING AND 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEAR ENDED DECEMBER 31, 2002
------------------------------------------------------------------------------

ADDITIONS:
 Employer contributions                                          $ 28,349,767
 Participant contributions                                         56,503,466
 Investment income (loss):
  Net realized and unrealized investment losses                  (111,989,833)
  Investment income                                                25,401,622
                                                                 ------------
    Total investment loss                                         (86,588,211)

 Transfers from Nordstrom Direct, Inc.                             16,967,107
                                                                 ------------
    Total additions                                                15,232,129

DEDUCTIONS:
 Benefit payments to participants                                  78,831,656
 Trustee fees, administrative expenses, and other - net             2,090,725
 Transfers to Nordstrom Direct, Inc.                                  801,728
                                                                 ------------
    Total deductions                                               81,724,109
                                                                 ------------

NET DEDUCTIONS                                                    (66,491,980)

NET ASSETS AVAILABLE FOR BENEFITS:
 Beginning of year                                                977,121,912
                                                                 ------------
 End of year                                                     $910,629,932
                                                                 ============

See notes to financial statements.

NORDSTROM PROFIT SHARING AND 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
------------------------------------------------------------------------------
1.  THE PLAN

General - The Nordstrom Profit Sharing and 401(k) Plan (the "Plan"), as amended, was originally established on January 1, 1953. The Plan consists of two components: the Nordstrom Profit Sharing Plan, a trusted noncontributory individual account profit sharing plan (profit sharing feature), and effective February 1, 1988, the Nordstrom 401(k) Plan (401(k) plan feature). Participants should refer to the Plan documents for a more complete description of the Plan's provisions.

All employees of Nordstrom, Inc. and subsidiaries (the "Company"), with the exception of Nordstrom Direct, Inc. (formerly Nordstrom.com LLC) employees, are eligible to participate in the Plan on February 1 (for the profit sharing feature only) or the first of the month coinciding with or following three months from their employment date (for the 401(k) plan feature only). Employees who have attained age 21 and completed 1,000 hours during the payroll calendar year shall commence participation in the Plan not later than the earlier of (a) the first day of the Plan year following the date the employee meets those requirements or (b) the date that is six months after the date the employee meets those requirements. Participants are eligible to receive employer contributions on the anniversary date of the Plan following the completion of one full year of service as defined by the Plan. Eligible participants must work at least 1,000 hours during the payroll calendar year and be employed on December 31 (profit sharing feature only) to remain eligible.

The 401(k) plan feature was amended on June 29, 2001, at which time the Plan entry dates were modified from the prior semiannual dates to monthly dates after three months of employment. Automatic enrollment was also added whereby participants initially participating on or after August 1, 2001, shall automatically be enrolled in the Plan with a salary deferral contribution equal to 2% of compensation. After enrollment, employees have the option to change their salary percentage deferral in accordance with the Plan or revoke such enrollment.

The profit sharing feature of the Plan was amended on June 29, 2001, at which time, effective March 20, 2001, all profit sharing money was open to loan availability, investments in the Profit Sharing General Fund were mapped to a new fund ("General Balanced Fund"), and all amounts in participants' profit sharing accounts became participant directed.

In July 2002, Nordstrom, Inc. completed the purchase of the minority interest ownership of Nordstrom.com LLC. Effective August 2, 2002, Nordstrom.com LLC was reorganized and its assets transferred to Nordstrom Direct, Inc., a wholly owned subsidiary of Nordstrom, Inc. Nordstrom Direct, Inc. established the Nordstrom Direct Profit Sharing Plan, with an effective date of January 1, 2002, and changed the name from the Nordstrom.com 401(k) Plan to the Nordstrom Direct 401(k) Plan effective August 2, 2002.

Effective December 31, 2002, the Nordstrom Direct Profit Sharing and 401(k) Plan was merged with the Plan. As of January 1, 2003, the Plan was amended to allow all employees of the Company to participate in the Plan.

Employer and Employee Contributions -

a. Profit Sharing Feature - The annual Company contribution to the Plan is determined at the discretion of the Board of Directors. Effective March 20, 2001, all profit sharing contributions are invested in participant-directed investments. Prior to that date, all profit sharing contributions were invested in nonparticipant-directed investments. The Company's contribution for each Plan year is allocated based on years of service among the actively employed participants of the Plan on December 31 who had 1,000 hours of service. Employees with one to two years of service receive up to 1% of their annual salary; employees with three to four years of service receive up to 2% of their annual salary; and employees with five or more years of service receive up to 3% of their annual salary.

b. 401(k) Plan Feature - Employees may elect to defer 1% to 15% of eligible compensation on a pretax basis. The Company's contribution consists of a match of 100% of participants' voluntary contributions up to 4% of the participants' payroll calendar year compensation subject to regulatory limitations. Employees age 50 and over are allowed a catch-up contribution on a pre-tax basis.

Investment Programs -

a. Profit Sharing Feature - Prior to March 20, 2001, the assets of this feature were nonparticipant-directed and invested, primarily at the discretion of the Company, in domestic equities, international equities, and fixed income securities. Participants also had the option, once they attained the age of 55 and were 100% vested, to direct their investments to a low-risk fund.

Effective March 20, 2001, the assets of this feature are now all participant-directed and invested within any of the available funds.

b. 401(k) Plan Feature - Participants who are enrolled in the 401(k) plan feature are able to direct their investments (including Company matching contributions) among various funds.

Participation in Investment Activity -

a. Profit Sharing Feature - Participants share daily in the investment income of the profit sharing plan's investment assets based on their individual percentage of ownership.

b. 401(k) Plan Feature - Individual accounts are credited daily with a pro rata share of investment income experienced by the respective 401(k) plan funds into which their account balances have been directed.

Vesting in the Plan - On termination of employment for reasons other than retirement, disability, or death, the amounts credited to the accounts of participants are vested as follows:

a. Profit Sharing Feature - Participants are 100% vested in Company contributions received subsequent to January 1, 2000. For contributions received prior to January 1, 2000, participants are vested 20% after completing three years of service and will be credited with an additional 20% vesting for each additional year of service (1,000 hours of service in a Plan year) until 100% vested at seven years. Employees who terminate employment due to retirement, death, or disability are 100% vested in their Plan accounts.

b. 401(k) Plan Feature - Participants receive the Company's matching contributions if they have worked at least 1,000 hours during the Plan year and are employed on December 31. Effective January 1, 2000, participants are vested 33% after completing one year of service subsequent to receipt of the contribution and will be credited with an additional 34% vesting until 100% vested at three years. Company matching contributions received prior to January 1, 2000, are 100% vested.

Forfeitures - Forfeitures are used to offset future employer matching contributions first to the Nordstrom 401(k) Plan and then to the Nordstrom Profit Sharing Plan. Forfeitures are allocated to participants in the same manner in which the employer's matching contributions are allocated. During the years ended December 31, 2002 and 2001, employer contributions were offset by forfeitures of $2,342,061 and $6,812,363, respectively.

Benefits - On termination of service due to death, disability, or retirement, a participant may elect to receive a lump-sum amount equal to the value of the participant's account balance. For termination of service due to other reasons, a participant will receive the value of the vested interest in his or her account as a lump-sum distribution. When an active participant reaches age 60 and continues to work for the Company, the participant is eligible to receive a partial or full distribution of his or her retirement benefits.

Payment of Benefits - Benefits are recorded when paid.

Participant Loans - Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Loan terms are a maximum of 60 months or up to 20 years for the purchase of the principal residence of a participant. The loans are secured by the balance in the participant's account and bear fixed interest at rates commensurate with prevailing rates but not less than 1% over the then current prime rate at the employee's principal bank. Interest rates for participant loans outstanding range from 5.25% to 10.50% and are determined at the time the loan is approved. Principal and interest are paid bimonthly through payroll deductions.

Trustees and Administrator of the Plan - The trustees of the Plan are Putnam Fiduciary Trust Company (all assets except the General Balanced Fund) and Wells Fargo Bank, N.A. (General Balanced Fund only). Effective March 20, 2001, Frank Russell Trust Company is no longer a trustee of the Plan.

The Plan is administered by the Company in conjunction with the Retirement Committee, a seven-member committee appointed by the Board of Directors comprising the following individuals:

- Mary D. Amundson      Divisional Vice President of Employee Benefits
- Jammie Baugh          Executive Vice President, Human Resources, Full-Line
                         Stores
- Michael G. Koppel     Executive Vice President and Chief Financial Officer
- Llynn (Len) A. Kuntz  Executive Vice President, WA/AK Regional Manager
- D. Wayne Gittinger    Director
- Bruce A. Nordstrom    Chairman of the Board of Directors
- Delena M. Sunday      Executive Vice President, Human Resources and
                         Diversity Affairs


Putnam Fiduciary Trust Company provided administrative services to the Plan for the year ended December 31, 2002.

Termination of the Plan - The Company reserves the right to suspend, discontinue, or terminate the Plan at any time. A suspension or discontinuance will not constitute termination of the Plan.

In the event the Plan is terminated, the respective accounts of the participants under the Plan shall become fully vested and nonforfeitable. After payment of expenses properly chargeable against the

Plan, the trustees shall distribute all Plan assets to the participants in the proportions determined by their respective accounts.

Tax Status - The Internal Revenue Service has determined and informed the Company by a letter dated August 6, 2001, that the Plan is designed with the applicable requirements of the Internal Revenue Code.

The Company has identified some minor administrative issues with respect to the Plan and is working to correct such issues through one of the Internal Revenue Service's voluntary correction programs. The Company does not believe these administrative issues will impact the tax status of the Plan.

Basis of Accounting - The accompanying financial statements have been prepared on the accrual basis of accounting.

Other Assets - This amount represents the cash surrender value of the New England Life Insurance policy. Prior to fiscal year 1993, after five years in the Plan, participants were allowed to purchase life insurance with up to 25% of their annual contributions. This option was terminated in May 1992; however, the Plan still holds previously purchased life insurance for participants.

Investment Income - Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net unrealized and realized investment gains and losses are calculated based upon the fair value at the beginning of the year of investments held at that date and the cost of investments purchased during the year.

Transfer to and from Nordstrom Direct, Inc. - During the 2002 Plan year, $402,108 in profit sharing account balances and $399,620 in 401(k) account balances were transferred from the Plan to the Nordstrom Direct, Inc. 401(k) plan for certain former employees of Nordstrom, Inc. who became employees of Nordstrom Direct, Inc. Also during the Plan year, $921,353 in account balances were transferred from the Nordstrom Direct, Inc. 401(k) Plan to the Plan for certain former employees of Nordstrom Direct, Inc. who became employees of Nordstrom, Inc.

On December 31, 2002, as a result of the Nordstrom Direct, Inc. 401(k) Plan merger into the Plan, the entire net assets of the Nordstrom Direct, Inc. 401(k) Plan in the amount of $16,045,754 were transferred to the Plan.

Benefits Payable - Benefits payable to participants who have withdrawn from participation in the Plan as of December 31, 2002 and 2001, were $82,601 and $251,517, respectively.

2.  INVESTMENTS

The Plan's investments are held by the trustees and are recorded at fair value based on quoted market prices at December 31, 2002 and 2001, except for the guaranteed investment contract fund, which is fully benefit responsive and is recorded at contract value, which approximates fair value. The following table presents the fair value of investments that represent 5% or more of the Plan's net assets recorded at December 31:

                                                      2002             2001
     General Balanced Fund                       $377,129,141     $479,890,943
     George Putnam Fund of Boston                  79,465,470       74,914,110
     Putnam Stable Value Fund                      72,984,604       55,860,632
     EuroPacific Growth Fund                       58,766,890       61,231,652
     Putnam Fund for Growth and Income             54,250,782       61,299,083
     Nordstrom, Inc. common stock                  53,367,415       51,842,336
     Loan fund                                     48,749,445
     Putnam Vista Fund                                              56,347,926

During 2002, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value as follows:

     Common stock                                               $  (3,800,254)
     Mutual funds                                                (101,401,891)
     Common/collective trust                                       (5,005,184)
     Brokerage assets                                              (1,782,504)
                                                                --------------
                                                                $(111,989,833)
                                                                ==============

3.  RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the amounts reflected in the Form 5500 as filed by the Company with the Internal Revenue Service as of December 31:

                                                      2002             2001
     Net assets available for benefits per the
      financial statements                       $910,629,932     $977,121,912
     Trustee and administrative fee payable           503,765          234,003
     Certain deemed distributions of participant
      loans                                          (120,748)
                                                 ------------     ------------
     Net assets available for benefits per
      Form 5500                                  $911,012,949     $977,355,915
                                                 ============     ============

                                  * * * * * *

NORDSTROM PROFIT SHARING AND 401(k) PLAN

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 2002
------------------------------------------------------------------------------

Issuer                          Investment Description         Investment Type        Fair Value
Putnam Fiduciary Trust Company* George Putnam Fund of Boston   Mutual fund           $ 79,465,470
Putnam Fiduciary Trust Company* Putnam Stable Value Fund       Common/collective trust 72,984,604
Putnam Fiduciary Trust Company* EuroPacific Growth Fund        Mutual fund             58,766,890
Putnam Fiduciary Trust Company* Putnam Fund for Growth         Mutual fund             54,250,782
                                  and Income
Putnam Fiduciary Trust Company* Nordstrom, Inc. common stock   Common stock            53,367,415
Putnam Fiduciary Trust Company* Putnam Vista Fund              Mutual fund             45,124,312
Putnam Fiduciary Trust Company* PIMCO Total Return Fund        Mutual fund             22,238,820
Putnam Fiduciary Trust Company* Neuberger Berman Genesis Trust Mutual fund             20,838,732
Putnam Fiduciary Trust Company* Putnam S&P 500 Index Fund      Common/collective trust 20,644,722
Putnam Fiduciary Trust Company* PIMCO Large Cap RCM Fund       Mutual fund             14,600,678
Putnam Fiduciary Trust Company* Harris Direct Account          Brokerage assets         4,074,383
Putnam Fiduciary Trust Company* Putnam Money Market Fund       Money market fund        1,664,168
Putnam Fiduciary Trust Company* Pending cash account                                       29,081

Wells Fargo Bank*               General Balanced Fund          Mutual Fund            377,129,141

Participant loans*                                                                     48,749,445
                                                                                     ------------
                                                                                     $873,928,643
                                                                                     ============

*Party-in-interest